EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Pernix Therapeutics Holdings, Inc.
Woodlands, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No.  333-168877, No. 333-167327, No. 333-166062 and No. 333-175992) and Forms S-3 (No. 333-186048 and No. 333-174629) of Pernix Therapeutics Holdings, Inc. of our report dated March 18, 2013, relating to the consolidated balance sheet of the Company as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholder' equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting for the Company as of December 31, 2012.

/s/ Cherry Bekaert  LLP

Atlanta, GA
March 18, 2013